EXHIBIT 10.8

Custom Products Corporation

457 State Street

North Haven, CT 06473

February 9, 2005

Gerald H. Shaff

17 Whiting Farm Road

Branford, CT 06405

Dear Mr. Shaff:

This will confirm our agreement to renew your Employment Agreement with Custom Products Corporation (the “Company”) dated January 1, 2003 for a period of two (2) years (such period, the “Renewal Period”).

Notwithstanding that your Employment Agreement expired as of December 31, 2004 (the “Original Expiration Date”), each of us hereby acknowledges and agrees that your employment with the Company has been extended past the Original Expiration Date and has continued uninterrupted and on the original terms of your Employment Agreement. Further, each of us has waived the requirement in Section 2 of your Employment Agreement that the Employment Agreement must be renewed at least ninety (90) days prior to December 31, 2004.

Each of us now hereby agrees to extend your Employment Agreement for the full duration of the Renewal Period. The Renewal Period began as of the Original Expiration Date and will end on December 31, 2006 (such date, the “New Expiration Date”). Upon occurrence of the New Expiration Date, your Employment Agreement will expire, unless renewed or extended on terms mutually agreed in writing by you and the Company at least ninety (90) days prior to the New Expiration Date, or otherwise terminated as provided for in the terms of your Employment Agreement.

By signing a copy of this letter you confirm and agree that your Employment Agreement is hereby renewed in full force and effect, on the original terms.

Very truly yours,

CUSTOM PRODUCTS CORPORATION

By:	/s/ Raymond M. Soto
Raymond M. Soto
Chairman

Accepted and agreed as of the 9th day of February, 2005:

By:	/s/ Gerald H. Shaff
Gerald H. Shaff